Explanation of Responses

1.	The 9.0% Senior Convertible Notes due 2021 (the “Convertible Notes”) to which this Form 4 filing relates are held directly by First Eagle Value in Biotechnology Master Fund, Ltd., a Cayman Islands exempted company (“FEVIB”), 21 April Fund, Ltd., a Cayman Islands exempted company (“April LTD”), and 21 April Fund, L.P., a Delaware limited partnership (“April LP” and together with FEVIB and April LTD, the “Funds”), and certain managed accounts (collectively, the “Accounts”).
2.	The Convertible Notes reported herein are indirectly beneficially owned by First Eagle Investment Management, LLC, a Delaware limited liability company and an investment adviser registered under the Investment Advisers Act of 1940 (“FEIM”), by virtue of its service as investment manager to the Funds and Accounts, which are under FEIM’s management and control. Each of the reporting persons disclaims beneficial ownership of the securities to which this Form 4 relates for the purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, except as to such extent of the reporting person’s pecuniary interest in the securities.
3.	The Convertible Notes were issued pursuant to a Securities Purchase Agreement dated April 21, 2016 (the “Purchase Agreement”), by and among Aradigm Corporation (the “Company”) and the Purchasers listed on Schedules A and B thereto, and an Indenture dated April 25, 2016 (the “Indenture”), by and between the Company and U.S. Bank National Association. The Convertible Notes accrue interest at a rate of 9.0% per annum payable semi-annually in arrears in equal instalments on May 1 and November 1 of each year, beginning on November 2, 2016. The Convertible Notes will mature on April 30, 2021 (the “Maturity Date”), unless earlier redeemed, repurchased or converted.
4.	The conversion rate for the Convertible Notes is initially 191.9386 shares of common stock of the Company per $1,000 principal amount of Convertible Notes, which is an initial conversion price of approximately $5.21 per share of the Company’s common stock, and is subject to adjustment in certain circumstances pursuant to the Indenture.
5.	Unless previously redeemed, or repurchased and cancelled, each Convertible Note will be convertible into common stock of the Company at the option of the noteholder at any time from and after the date of the Indenture up to close of business on the second business day immediately prior to the Maturity Date. However, in no event will the aggregate number of common stock of the Company issued to investors at any time exceed 19.99% of the total number of shares of common stock of the Company outstanding on the date of the Purchase Agreement (the “Conversion Share Cap”) unless the Company has obtained stockholder approval for the issuance of more than such number of shares of common stock of the Company pursuant to NASDAQ Listing Rule 5635(d). Notwithstanding the foregoing, unless and until such stockholder approval is obtained, if the number of shares of common stock of the Company deliverable for conversion is greater than the Conversion Share Cap, then the number of shares of common stock of the Company delivers shall be capped at the Conversion Share Cap and the Company will pay cash in lieu of such shares that would otherwise be deliverable above the Conversion Share Cap. Such cash amount will be determined based on the daily VWAP over the five trading day period commencing on the second trading day following the applicable conversion date. On or after December 1, 2017, the Company may call the Convertible Notes for redemption if the last reported sale price of the common stock is equal to or greater than 200% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending within the five trading days immediately preceding the date on which the Company provides notice of redemption, at a redemption price equal to 100% of the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.